Exhibit 10.5

TRANSITIONAL TRADEMARK LICENSE AGREEMENT

This Transitional Trademark License Agreement (this “Agreement”), dated as of February 21, 2025 (the “Effective Date”), is made and entered into by and between Western Digital Corporation, a Delaware corporation (“WDC”), and Sandisk Corporation, a Delaware corporation and wholly owned Subsidiary of WDC (“Spinco”) (each a “Party” and together, the “Parties”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Article I.

RECITALS

WHEREAS, WDC and Spinco have entered into the Separation and Distribution Agreement, dated as of February 21, 2025 (as amended, modified or supplemented from time-to-time in accordance with its terms, the “SDA”), pursuant to which (i) WDC has agreed to transfer to Spinco, and Spinco has agreed to receive and assume, certain assets and liabilities of the Flash Business and (ii) following such transfer and the other transactions specified in the SDA, WDC has agreed to effect the Distribution, all as more specifically described in, and subject to the terms of, the SDA;

WHEREAS, the Parties have executed various Ancillary Agreements, including a long-term cross-license of non-Trademark Intellectual Property Rights (the “IPCLA”), of even date herewith, pursuant to the SDA in connection with the consummation of the transactions contemplated by the SDA, and to facilitate the ongoing operations of the Flash Business and the WDC Retained Business;

WHEREAS, following the Separation, each Party will own certain Trademarks which may be used in the other Party’s business; and

WHEREAS, each Party desires to obtain a non-exclusive license from the other Party to use such Trademarks on a transitional basis on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the SDA, the Parties agree as follows:

AGREEMENT

I.	DEFINITIONS

Capitalized terms used, but not defined in this Agreement, shall have the meaning ascribed to such terms in the SDA. If a capitalized term is defined in both this Agreement and the SDA, the definition in this Agreement will control.

1.1 “Agreement” has the meaning ascribed to it in the Preamble.

1.2 “Confidential Information” has the meaning ascribed to it in Section 8.1.

1.3 “Disclosing Party” has the meaning ascribed to it in Section 8.2.

1.4 “Effective Date” has the meaning ascribed to it in the Preamble.

1.5 “Flash Business” shall have the meaning set forth in the SDA.

1.6 “Indemnified Party” has the meaning ascribed to it in Section 7.1.

1.7 “Indemnifying Party” has the meaning ascribed to it in Section 7.1.

1.8 “Intellectual Property Rights” shall have the meaning set forth in the IPCLA.

1.9 “Intellectual Property Rights Obligations” has the meaning ascribed to it in Section 9.1(b).

1.10 “Internal Product Term” means, with respect to any Specified Product, eight (8) years, and, with respect to any other Internal Trademark Product, five (5) years.

1.11 “Internal Trademark Products” means any products that, as of the Effective Date, are being actively commercialized, or are planned for commercialization on a written product roadmap, in the Flash Business, to the extent such products require Internal Use of the WDC Group Licensed Trademarks.

1.12 “Internal Uses” means, with respect to a Trademark, any uses of such Trademark: (i) as used as part of a model number or ID string within the firmware of a product; or (ii) by etching or other means, in an internal manner detectable by radiography but not the naked eye.

1.13 “IPCLA” has the meaning ascribed to it in the Recitals.

1.14 “Licensed Product” means (i) with respect to WDC or its Affiliates, a Spinco Group Licensed Product and (ii) with respect to Spinco or its Affiliates, a WDC Group Licensed Product.

1.15 “Material Issue” means any issue which would reasonably be expected to materially and adversely impact a Party’s rights, operations or business in connection with this Agreement, including: any issue which would reasonably be expected to materially and adversely impact (i) the ownership by such Party of a Trademark, (ii) the validity or enforceability of a Trademark owned or purported to be owned by such Party or (iii) the ability of such Party to control the assignment or sublicense of a Trademark owned or purported to be owned by such Party.

1.16 “Net Sales” means the net amount of sales of Licensed Products, which is defined as gross amount of sales of Licensed Products at the invoiced selling price (e.g., number of units of the Licensed Products multiplied by the invoiced sales price), irrespective of revenues actually receives, less: (i) actual returns of damaged or defective Licensed Products made to Licensee; (ii) documented and normal and reasonable cash and quantity/volume discounts and rebates (including point-of-sale rebates), credits (including price protection credits), allowances, MDF and refunds for claims, damaged goods, rejections or returns of Licensed Products actually given or provided; and (iii) any applicable and documented excise, sale, use or value added taxes, other than income taxes, paid by Licensee or its Affiliates due to the sale of the Licensed Products; provided that where Licensed Products are sold to an Affiliate at a price less than Licensee’s regular price charged to third-party customers (unaffiliated with Licensee) in arms-length transactions, then Licensee shall use the comparable regular price that Licensee would have offered to third-party customers (unaffiliated with Licensee) as the price basis for the Earned Royalties calculation. For the avoidance of doubt, only a single Earned Royalty will be payable with respect to each Licensed Product, and it shall accrue on the date when such Licensed Product is first sold.

1.17 “Party” or “Parties” have the meaning ascribed to them in the Preamble.

1.18 “Proceeding” has the meaning ascribed to it in Section 2.8.

1.19 “Quarterly Period” means, with respect to any calendar year, each of the following three-month periods: (i) the three-month period commencing on the day after the Friday nearest to June 30; (ii) the three-month period immediately following the three-month period specified in (i); (iii) the three-month period immediately following the three-month period specified in (ii); and (iv) the three-month period immediately following the three-month period specified in (iii).

1.20 “Receiving Party” has the meaning ascribed to it in Section 8.2.

1.21 “Representatives” has the meaning ascribed to it in Section 8.2.

1.22 “SDA” has the meaning ascribed to it in the Recitals.

1.23 “Specified Product” means any of the following Internal Trademark Products (as identified by the applicable product name and marketing name (as of the Effective Date), which products shall remain “Specified Products” notwithstanding that such product name or marketing name may, in the future, change): (i) “Demeter” – ATEN610; and (ii) “SwiftProAuto” – EU552.

1.24 “Spinco” has the meaning ascribed to it in the Preamble.

1.25 “Spinco Group Licensed Products” means products or services manufactured, advertised, marketed, publicly displayed, distributed, offered for sale or sold using, displaying, bearing or under any Spinco Group Licensed Trademarks within the scope of the license grant to WDC and its Affiliates set forth in Section 3.1.

1.26 “Spinco Group Licensed Trademarks” means those certain Trademarks set forth on Schedule 3, as may be updated with additional or revised Trademarks from time-to-time upon the request or proposal of either Party and subsequent written approval of Spinco, provided, however, that Spinco will not unilaterally remove Trademarks from such Schedule that are in active use by WDC.

1.27 “Spinco Guidelines” has the meaning ascribed to it in Section 3.4.

1.28 “Spinco Trademark Claim” has the meaning ascribed to it in Section 3.8.

1.29 “Spinco General Trademark License Term” has the meaning ascribed to it in Section 2.1(a).

1.30 “Spinco Internal-Use Trademark Term” has the meaning ascribed to it in Section 2.1(d).

1.31 “Spinco Royalty-Free Period” has the meaning ascribed to it in Section 2.1(b).

1.32 “Spinco Sell-Off Period” has the meaning ascribed to it in Section 2.1(c).

1.33 “Trademarks” means all registered, applied-for and unregistered trademark rights and similar rights in trade names, logos, trade dress, trademarks and service marks, existing under the Laws of any jurisdiction anywhere in the world.

1.34 “WDC” has the meaning ascribed to it in the Preamble.

1.35 “WDC Group Licensed Products” means products or services manufactured, advertised, marketed, publicly displayed, distributed, offered for sale or sold using, displaying, bearing or under any WDC Group Licensed Trademarks within the scope of the license grant to Spinco and its Affiliates set forth in Section 2.1.

1.36 “WDC Group Licensed Trademarks” means those certain Trademarks set forth on Schedule 2, as may be updated with additional or revised Trademarks from time-to-time upon the request or proposal of either Party and subsequent written approval of WDC, provided, however, that WDC will not unilaterally remove Trademarks from such Schedule that are in active use by Spinco.

1.37 “WDC Guidelines” has the meaning ascribed to it in Section 2.4.

1.38 “WDC Retained Business” means the businesses, product and service lines of the WDC Group, excluding the Flash Business.

1.39 “WDC Trademark Claim” has the meaning ascribed to it in Section 2.8.

1.40 “WDC General Trademark License Term” has the meaning ascribed to it in Section 3.1(a).

1.41 “WDC Royalty-Free Period” has the meaning ascribed to it in Section 3.1(b).

1.42 “WDC Sell-Off Period” has the meaning ascribed to it in Section 3.1(c).

II.	TRADEMARK LICENSE TO SPINCO

2.1 Limited Transitional Trademark License Grant.

(a) Subject to the terms and conditions of this Agreement, WDC and its Affiliates, as applicable, hereby grant to Spinco and its Affiliates a worldwide, non-exclusive, non-transferable, license to use the WDC Group Licensed Trademarks for a period of three (3) years (unless otherwise specified in Section 9.15 (Survival) in the event that this Agreement terminates) (such period, including any authorized extension thereof, the “Spinco General Trademark License Term”) solely in the manner in which they have been used during the twelve (12)-month period prior to the Effective Date in connection with the Flash Business, in furtherance of Spinco’s efforts to rebrand, establish and develop its independent activities in the Flash Business and transition its operations following WDC’s divestment of Spinco under the SDA; provided that Spinco and its Affiliates shall not, without express prior written permission from the WDC Group in accordance with Section 2.5, use any WDC Group Licensed Trademarks on any publicly facing or widely distributed branding, press materials, marketing collateral or the like.

(b) The licenses granted pursuant to this Section 2.1 shall be royalty-free for the first twelve (12) months following the Effective Date (such period, including any authorized extension thereof, the “Spinco Royalty-Free Period”). If, despite Spinco’s and its Affiliates’ best efforts to complete a rebranding and cease use of the WDC Group Licensed Trademarks, the Spinco Group has not completed such rebranding before the expiration of the Spinco Royalty-Free Period, Spinco may, no later than thirty (30) days prior to the one (1)-year anniversary of the Effective Date, provide written notice to WDC of its desire to extend the Spinco Royalty-Free Period for specific, identified products for which Spinco and its Affiliates were not able to complete rebranding and cease use of the WDC Group Licensed Trademarks. Upon timely receipt of such notice, the Spinco Royalty-eFree Period shall, be extended for a single period of six (6) months with respect to such specific, identified products (provided, for the avoidance of doubt, that any such extension of the Spinco Royalty-Free Period shall not operate as an extension of the Spinco General Trademark License Term). Notwithstanding the foregoing, in the event that Spinco and its Affiliates were unable to complete a rebranding and cease use of the WDC Group Licensed Trademarks before the expiration of the then-current Spinco Royalty-Free Period due to reasons beyond Spinco’s and its Affiliates’ reasonable control and upon written approval by WDC (not to be unreasonably withheld or delayed), the Spinco Royalty-Free Period shall be extended for a single period of three (3) months with respect to specific, identified products if and only if Spinco provides written notice to WDC of its desire to extend the Spinco Royalty-Free Period for such specific, identified products no later than thirty (30) days prior to the end of the then-current Spinco Royalty-Free Period. After the Spinco Royalty-Free Period, the licenses granted pursuant to this Section 2.1 shall be royalty-bearing in accordance with Section 4.1.

(c) Spinco and its Affiliates shall have the right, following the expiration of the Spinco General Trademark License Term, to continue selling and distributing its existing inventory of Licensed Products bearing the WDC Group Licensed Trademarks as of the date of such expiration for a period of four (4) months following such expiration (unless otherwise specified in Section 9.15 (Survival) in the event that this Agreement terminates) (such period, the “Spinco Sell-Off Period”), under and subject to the same terms and conditions applicable to the license granted in Section 2.1(a) during the Spinco General Trademark License Term (except as otherwise set forth in this sentence).

(d) Spinco and its Affiliates shall have the right, following the expiration of the Spinco General Trademark License Term, to continue making the existing Internal Uses (but no public-facing or other use in connection with marketing, promotion or sales of Internal Trademark Products) of the WDC Group Licensed Trademarks in connection with Internal Trademark Products until, on a product-by-product basis, the earlier of (i) the end-of-life (EOL) of each such Internal Trademark Product and (ii) the Internal Product Term (unless otherwise specified in Section 9.15 (Survival) in the event that this Agreement terminates) (such period, the “Spinco Internal-Use Trademark Term”), under and subject to the same terms and conditions applicable to the license granted in Section 2.1(a) during the Spinco General Trademark License Term (except as otherwise set forth in this sentence); provided that Spinco shall (and shall cause its Affiliates to) complete a rebranding and cease all such Internal Uses as soon as reasonably practicable. For the avoidance of doubt, Internal Uses shall be subject to the consideration set forth in Section 2.1(f) but shall not be subject to royalties under Section 4.1.

(e) The licenses granted in this Section 2.1 shall be sublicensable only to Spinco’s third-party contractors, customers, partners and vendors, solely in connection with the aforementioned permitted purpose; provided that Spinco shall first obtain WDC’s prior written approval of any such third-party contractor prior to any grant of sublicense thereto; provided, further, that, for the avoidance of doubt, the foregoing consent requirement shall not apply with respect to grants of sublicenses under written, executed contracts existing as of the Effective Date. Spinco shall in any event be responsible hereunder for its sublicensees’ compliance with the terms and restrictions herein contained.

(f) In consideration for the right to make Internal Uses with respect to the WDC Group Licensed Trademarks in connection with Internal Trademark Products as expressly set forth in this Article II, Spinco shall pay WDC a one-time payment of three million dollars ($3,000,000), to be invoiced within thirty (30) days of the Effective Date and paid within ninety (90) days of the Effective Date, notwithstanding any provision hereof that would mandate a different timing for invoice or payment.

2.2 Ownership. Spinco acknowledges that, as between the Parties, (i) the WDC Group is the sole owner of all right, title and interest in and to the WDC Group Licensed Trademarks and all related goodwill and (ii) all goodwill accruing from Spinco and its Affiliates’ use of the WDC Group Licensed Trademarks will inure solely to the benefit of the WDC Group. Spinco covenants that it will not do or cause to be done, and that it shall cause its Affiliates to not do or cause to be done, any act or omission to impair, dilute or tarnish the WDC Group Licensed Trademarks or the right, title, interest or goodwill of the WDC Group in the WDC Group Licensed Trademarks. In connection with the use of the WDC Group Licensed Trademarks, Spinco shall not, and it shall cause its Affiliates to not, represent, in any manner, that a member of the Spinco Group has any ownership interest in the WDC Group Licensed Trademarks.

2.3 Quality of Products. Spinco acknowledges that the WDC Group Licensed Trademarks indicate to the public that the goods and services covered under the WDC Group Licensed Trademarks are of a commercially consistent high quality and standard. Accordingly, Spinco agrees that it and its Affiliates’ and sublicensee’s use of the WDC Group Licensed Trademarks pursuant to this Agreement shall be in a manner that does not have any detrimental impact on the WDC Group’s reputation or the goodwill associated with WDC Group’s business or the WDC Group Licensed Trademarks. Spinco and its Affiliates acknowledge and agree that the level of quality of the goods and services produced bearing the WDC Group Licensed Trademarks shall at all times comply with WDC’s requirements with respect thereto. Spinco shall, and shall cause its Affiliates and sublicensee to, in its and their use of the WDC Group Licensed Trademarks, adhere to a general level of quality that is consistent with or better than that used with respect to all goods, services and business operations using or associated with the WDC Group Licensed Trademarks in the twelve (12) months prior to the Effective Date.

2.4 Quality Guidelines. Without limiting Section 2.3, Spinco shall, and shall cause its Affiliates and sublicensees to, adhere to the trademark brand or style guidelines related to the WDC Group Licensed Trademarks (collectively, the “WDC Guidelines”); provided that WDC gives Spinco reasonable advance written notice of any changes to the WDC Guidelines previously provided, and further provided that Spinco shall not be in breach of this paragraph for failure to conform with such changes to prior WDC Guidelines so long as it is actively exercising good faith, commercially reasonable efforts to bring the affected goods and services into compliance.

2.5 Prior Approval. Spinco shall, and shall cause its Affiliates and sublicensees to, only use the WDC Group Licensed Trademarks upon receiving prior written approval by WDC, and only in the manner, form, and medium and for the purpose so approved; provided that prior written approval shall not be required to use (i) a previously approved one of the WDC Group Licensed Trademarks (ii) that has been used previously on approved material (iii) in a form, manner and medium that are the same, in all material respects, as in the previous use subject to WDC’s prior written approval. For the avoidance of doubt, any existing uses in commerce of the WDC Group Licensed Trademarks as of the Effective Date are deemed to have been approved for purposes of this Section 2.5.

2.6 Compliance with Law. Spinco shall, and shall cause its Affiliates and sublicensees to, comply with all applicable Laws in connection with its and their operations and its and their use of the WDC Group Licensed Trademarks, including using all WDC Group Licensed Trademark legends, notices and markings as required by applicable Law. Without limiting the generality of the foregoing, Spinco shall not, and shall cause its Affiliates and sublicensees to not, use the WDC Group Licensed Trademarks: (i) in connection with any fraudulent, defamatory, deceptive, or otherwise tortious purpose; or (ii) in any manner which constitutes false endorsement, false advertisement, false designation of origin, unfair competition or any other violation of Law governing consumer protection.

2.7 Quarterly Review. Once per calendar quarter during the license term set forth in Section 2.1, WDC shall conduct a quarterly review of goods and services using the WDC Group Licensed Trademarks. The schedule, specifications and procedures for such quarterly review shall be as set forth in Schedule 2.7 attached hereto and incorporated by reference. In connection with such reviews, Spinco and its Affiliates and sublicensees shall provide samples of the applicable goods and services for review and written approval by WDC, and WDC shall have the right to test, inspect and subsequently approve or reject such samples based on their conformity or nonconformity with the applicable WDC Guidelines. Such samples shall be identical in quality, performance, character and form to the goods and services intended for general sale and distribution. In the event that WDC rejects such samples during the applicable quarterly review, Spinco and its Affiliates and sublicensees shall revise, improve or otherwise submit new samples that conform to the applicable WDC Guidelines, and WDC shall have the right to approve or reject such new samples according to the same procedures as for the initial samples. Spinco and its Affiliates and sublicensees shall not finalize, reproduce, distribute, display or otherwise use any goods and services bearing the WDC Group Licensed Trademarks that have been rejected in writing by WDC during a quarterly review due to material nonconformity with the applicable WDC Guidelines; provided that Spinco shall not be in breach of this paragraph for failure to conform to the WDC Guidelines so long as it is actively exercising good faith, commercially reasonable efforts to promptly bring the affected goods and services into compliance.

2.8 Cooperation. For as long as any such Trademarks are licensed hereunder, the Parties shall fully cooperate with each other in their efforts to maintain and enforce WDC’s rights in the WDC Group Licensed Trademarks; provided that all reasonable, documented costs and expenses incurred by Spinco and its Affiliates and sublicensees in fulfilling its and their obligations hereunder shall be borne by Spinco, unless otherwise agreed in writing by the Parties. With respect to any action, suit, opposition or other proceeding (collectively, “Proceeding”) alleging the infringement, dilution, tarnishment, unfair competition or passing off by a third party of, or with respect to the WDC Group Licensed Trademarks, or contesting the validity of the WDC Group Licensed Trademarks or the WDC Group’s ownership thereof (each a “WDC Trademark Claim”), WDC shall have primary responsibility therefor and shall assume, conduct and direct the prosecution and/or defense of such Proceeding, as applicable, utilizing counsel and other resources of its own choosing; provided that Spinco shall, and shall cause its Affiliates and sublicensees to, upon request by WDC, provide reasonable assistance, including the provision of evidence, witnesses, information, communications, documentation and declarations in furtherance of WDC’s conduct of the Proceeding, and to make its and their relevant personnel, records and facilities reasonably available in connection with such assistance, each at Spinco’s expense. For as long as any such Trademarks are licensed hereunder, each Party will promptly notify the other Party of its receipt or firsthand knowledge of any active or threatened WDC Trademark Claim. In addition, Spinco and its Affiliates and sublicensees shall promptly notify WDC of any third-party acts or other circumstances that come to its and their attention which are reasonably likely to result in a future WDC Trademark Claim. Spinco and its Affiliates and sublicensees shall promptly (i) notify WDC of any material developments with respect to a Proceeding; and (ii) deliver to WDC a copy of all pleadings, correspondence and other material documents respecting a Proceeding. Spinco and its Affiliates and sublicensees shall not enter into any settlement, release, waiver, quitclaim or similar disposition of any Proceeding or WDC Trademark Claim without first obtaining WDC’s prior written authorization, and any purported agreement or understanding made by Spinco or its Affiliates or sublicensees to such effect in absence of such written authorization shall be void.

2.9 Marking. Unless otherwise expressly specified in the WDC Guidelines or in writing by WDC, Spinco shall, and shall cause its Affiliates and sublicensees to, cause the designation of “®” to be placed adjacent to the versions of the WDC Group Licensed Trademarks that are federally registered and “TM” or “SM” as appropriate, for any versions of the WDC Group Licensed Trademarks that are not federally registered, in connection with each use or display of the WDC Group Licensed Trademarks in connection with goods and services in the United States. In foreign jurisdictions, Spinco shall, and shall cause its Affiliates and sublicensees to, follow local rules and Laws, and apply the applicable trademark notices as designated by each such foreign jurisdiction, unless otherwise expressly specified in the WDC Guidelines or in writing by WDC.

2.10 Certain Agreed-Upon Restrictions. Spinco and its Affiliates and sublicensees shall not, on its or their own behalf, or on behalf of any other party, in any country or jurisdiction, register or attempt to register, or otherwise attempt to acquire any rights or ownership interests in or to, any of the WDC Group Licensed Trademarks or any other service mark, trademark, trade dress, design or trade name which is identical or confusingly similar to any of the WDC Group Licensed Trademarks without WDC’s prior written consent. Spinco and its Affiliates and sublicensees shall not contest or assist any other party in contesting the validity of the WDC Group Licensed Trademarks or the WDC Group’s ownership thereof.

2.11 Effects of Termination. Upon termination of the license rights granted in Section 2.1, all rights to use the WDC Group Licensed Trademarks shall expire and Spinco and its Affiliates and sublicensees shall immediately cease any and all use of the WDC Group Licensed Trademarks.

2.12 Reservation of Rights by WDC. All rights not expressly granted by WDC in this Article II are reserved by WDC. Without limiting the generality of the foregoing sentence, the Parties acknowledge and agree that nothing in this Agreement shall be construed or interpreted as a grant, by implication or otherwise, of any license to the WDC Group’s Intellectual Property Rights other than the licenses expressly set forth in Section 2.1. Other than as expressly provided in Section 2.1(e), the Spinco Group shall not have the right to grant any sublicenses hereunder.

2.13 Suspension of Rights Under WDC Group Licensed Trademarks. Without limiting Section 9.7, if Spinco materially breaches any of its obligations under Section 2.3, Section 2.4, Section 2.5, Section 2.6, Section 2.7 or Section 2.9, then, for as long as such breach is ongoing, WDC may, upon written notice, suspend the licenses and rights granted by WDC under Section 2.1(a), Section 2.1(c) and Section 2.1(d) with respect to the applicable Trademarks, products or services, until such time as such material breach has been cured.

2.14 Derivative Mark Discussion. At Spinco’s request no earlier than six (6) months prior to the end of the Spinco General Trademark License Term, the Parties will meet and confer in good faith to negotiate a royalty-bearing license for the use of a “BLACK” derivative mark or any other mark derived from a WDC Group Licensed Trademark to be used by the Spinco Group for a limited period as part of a brand-transition plan.

III.	TRADEMARK LICENSE TO WDC

3.1 Limited Transitional Trademark License Grant.

(a) Subject to the terms and conditions of this Agreement, Spinco and its Affiliates, as applicable, hereby grant to WDC and its Affiliates a worldwide, non-exclusive, non-transferable, license to use the Spinco Group Licensed Trademarks for a period of three (3) years (unless otherwise specified in Section 9.15 (Survival) in the event that this Agreement terminates) (such period, including any authorized extension thereof, the “WDC General Trademark License Term”) solely in the manner in which they have been used during the twelve (12)-month period prior to the Effective Date in connection with the WDC Retained Business, in furtherance of WDC’s efforts to rebrand, establish and develop its independent activities in the WDC Retained Business and transition its operations following WDC’s divestment of Spinco under the SDA; provided that WDC and its Affiliates shall not, without express written permission from the Spinco Group in accordance with Section 3.5, use any Spinco Group Licensed Trademarks on any publicly facing or widely distributed branding, press materials, marketing collateral or the like.

(b) The licenses granted pursuant to this Section 3.1 shall be royalty-free for the first twelve (12) months following the Effective Date (such period, including any authorized extension thereof, the “WDC Royalty-Free Period”). If, despite WDC’s and its Affiliates’ best efforts to complete a rebranding and cease use of the Spinco Group Licensed Trademarks, the WDC Group has not completed such rebranding before the expiration of the WDC Royalty-Free Period, WDC may, no later than thirty (30) days prior to the one (1)-year anniversary of the Effective Date, provide written notice to Spinco of its desire to extend the WDC Royalty-Free Period for specific, identified products for which WDC and its Affiliates were not able to complete rebranding and cease use of the Spinco Group Licensed Trademarks. Upon timely receipt of such notice, the WDC Royalty-Free Period shall be extended for a single period of six (6) months with respect to such specific, identified products (provided, for the avoidance of doubt, that any such extension of the WDC Royalty-Free Period shall not operate as an extension of the WDC General Trademark License Term). Notwithstanding the foregoing, in the event that WDC and its Affiliates were unable to complete a rebranding and cease use of the Spinco Group Licensed Trademarks before the expiration of the then-current WDC Royalty-Free Period due to reasons beyond WDC’s and its Affiliates’ reasonable control and upon written approval by Spinco (not to be unreasonably withheld or delayed), the WDC Royalty-Free Period shall be extended for a single period of three (3) months with respect to specific, identified products if and only if WDC provides written notice to Spinco of its desire to extend the WDC Royalty-Free Period for such specific, identified products no later than thirty (30) days prior to the end of the then-current WDC Royalty-Free Period. After the WDC Royalty-Free Period, the licenses granted pursuant to this Section 3.1 shall be royalty-bearing in accordance with Section 4.1.

(c) WDC and its Affiliates shall have the right, following the expiration of the WDC General Trademark License Term, to (i) continue selling and distributing its existing inventory of products bearing the Spinco Group Licensed Trademarks as of the date of such expiration for a period of four (4) months following such expiration (unless otherwise specified in Section 9.15 (Survival) in the event that this Agreement terminates) (such period, the “WDC Sell-Off Period”), under and subject to the same terms and conditions applicable to the license granted in Section 3.1(a) during the WDC General Trademark License Term (except as otherwise set forth in this sentence).

(d) The licenses granted in this Section 3.1 shall be sublicensable only to WDC’s third-party contractors, customers, partners and vendors, solely in connection with the aforementioned permitted purpose; provided that WDC shall first obtain Spinco’s prior written approval of any such third-party contractor prior to any grant of sublicense thereto; provided, further, that, for the avoidance of doubt, the foregoing consent requirement shall not apply with respect to grants of sublicenses under contracts existing as of the Effective Date. WDC shall in any event be responsible hereunder for its sublicensees’ compliance with the terms and restrictions herein contained.

3.2 Ownership. WDC acknowledges that, as between the Parties, (i) the Spinco Group is the sole owner of all right, title and interest in and to the Spinco Group Licensed Trademarks and all related goodwill and (ii) all goodwill accruing from WDC and its Affiliates’ use of the Spinco Group Licensed Trademarks will inure solely to the benefit of Spinco. WDC covenants that it will not do or cause to be done, and that it shall cause its Affiliates to not do or cause to be done, any act or omission to impair, dilute or tarnish the Spinco Group Licensed Trademarks or the right, title, interest or goodwill of the Spinco Group in the Spinco Group Licensed Trademarks. In connection with the use of the Spinco Group Licensed Trademarks, WDC shall not, and it shall cause its Affiliates to not, represent, in any manner, that a member of the WDC Group has any ownership interest in the Spinco Group Licensed Trademarks.

3.3 Quality of Products. WDC acknowledges that the Spinco Group Licensed Trademarks indicate to the public that the goods and services covered under the Spinco Group Licensed Trademarks are of a commercially consistent high quality and standard. Accordingly, WDC agrees that it and its Affiliates’ and sublicensee’s use of the Spinco Group Licensed Trademarks pursuant to this Agreement shall be in a manner that does not have any detrimental impact on the Spinco Group’s reputation or the goodwill associated with the Spinco Group’s business or the Spinco Group Licensed Trademarks. WDC and its Affiliates acknowledge and agree that the level of quality of the goods and services produced bearing the Spinco Group Licensed Trademarks shall at all times comply with Spinco’s requirements with respect thereto. WDC shall, and shall cause its Affiliates and sublicensee to, in its and their use of the Spinco Group Licensed Trademarks, adhere to a general level of quality that is consistent with or better than that used with respect to all goods, services and business operations using or associated with the Spinco Group Licensed Trademarks in the twelve (12) months prior to the Effective Date.

3.4 Quality Guidelines. Without limiting Section 3.3, WDC shall, and shall cause its Affiliates and sublicensees to, adhere to the trademark brand or style guidelines related to the Spinco Group Licensed Trademarks (collectively, the “Spinco Guidelines”); provided that Spinco gives WDC reasonable advance written notice of any changes to the Spinco Guidelines previously provided, and further provided that WDC shall not be in breach of this paragraph for failure to conform with such changes to prior Spinco Guidelines so long as it is actively exercising good faith, commercially reasonable efforts to bring the affected goods and services into compliance.

3.5 Prior Approval. WDC shall, and shall cause its Affiliates and sublicensees to, only use the Spinco Group Licensed Trademarks upon receiving prior written approval by Spinco, and only in the manner, form, and medium and for the purpose so approved; provided that prior written approval shall not be required to use (i) a previously approved one of the Spinco Group Licensed Trademarks (ii) that has been used previously on approved material (iii) in a form, manner and medium that are the same, in all material respects, as in the previous use subject to Spinco’s prior written approval. For the avoidance of doubt, any existing uses in commerce of the Spinco Group Licensed Trademarks as of the Effective Date are deemed to have been approved for purposes of this Section 3.5.

3.6 Compliance with Law. WDC shall, and shall cause its Affiliates and sublicensees to, comply with all applicable Laws in connection with its and their operations and its and their use of the Spinco Group Licensed Trademarks, including using all Spinco Group Licensed Trademark legends, notices and markings as required by applicable Law. Without limiting the generality of the foregoing, WDC shall not, and shall cause its Affiliates and sublicensees to not, use the Spinco Group Licensed Trademarks: (i) in connection with any fraudulent, defamatory, deceptive, or otherwise tortious purpose; or (ii) in any manner which constitutes false endorsement, false advertisement, false designation of origin, unfair competition or any other violation of Law governing consumer protection.

3.7 Quarterly Review. Once per calendar quarter during the license term set forth in Section 3.1, Spinco shall conduct a quarterly review of goods and services using the Spinco Group Licensed Trademarks. The schedule, specifications and procedures for such quarterly review shall be as set forth in Schedule 3.7 attached hereto and incorporated by reference. In connection with such reviews, WDC and its Affiliates and sublicensees shall provide samples of the applicable goods and services for review and written approval by Spinco, and Spinco shall have the right to test, inspect and subsequently approve or reject such samples based on their conformity or nonconformity with the applicable Spinco Guidelines. Such samples shall be identical in quality, performance, character and form to the goods and services intended for general sale and distribution. In the event that Spinco rejects such samples during the applicable quarterly review, WDC and its Affiliates and sublicensees shall revise, improve or otherwise submit new samples that conform to the applicable Spinco Guidelines, and Spinco shall have the right to approve or reject such new samples according to the same procedures as for the initial samples. WDC and its Affiliates and sublicensees shall not finalize, reproduce, distribute, display or otherwise use any goods and services bearing the Spinco Group Licensed Trademarks that have been rejected in writing by Spinco during a quarterly review due to material nonconformity with the applicable Spinco Guidelines; provided that WDC shall not be in breach of this paragraph for failure to conform to the Spinco Guidelines so long as it is actively exercising good faith, commercially reasonable efforts to promptly bring the affected goods and services into compliance.

3.8 Cooperation. For as long as any such Trademarks are licensed hereunder, the Parties shall fully cooperate with each other in their efforts to maintain and enforce Spinco’s rights in the Spinco Group Licensed Trademarks; provided that all reasonable, documented costs and expenses incurred by WDC and its Affiliates and sublicensees in fulfilling its and their obligations hereunder shall be borne by WDC, unless otherwise agreed in writing by the Parties. With respect to any Proceeding alleging the infringement, dilution, tarnishment, unfair competition or passing off by a third party of, or with respect to the Spinco Group Licensed Trademarks, or contesting the validity of the Spinco Group Licensed Trademarks or the Spinco Group’s ownership thereof (each a “Spinco Trademark Claim”), Spinco shall have primary responsibility therefor and shall assume, conduct and direct the prosecution and/or defense of such Proceeding, as applicable, utilizing counsel and other resources of its own choosing; provided that WDC shall, and shall cause its Affiliates and sublicensees to, upon request by Spinco, provide reasonable assistance, including the provision of evidence, witnesses, information, communications, documentation and declarations in furtherance of Spinco’s conduct of the Proceeding, and to make its and their relevant personnel, records and facilities reasonably available in connection with such assistance, each at WDC’s expense. For as long as any such Trademarks are licensed hereunder, each Party will promptly notify the other Party of its receipt or firsthand knowledge of any active or threatened Spinco Trademark Claim. In addition, WDC and its Affiliates and sublicensees shall promptly notify Spinco of any third-party acts or other circumstances that come to its and their attention which are reasonably likely to result in a future Spinco Trademark Claim. WDC and its Affiliates and sublicensees shall promptly (i) notify Spinco of any material developments with respect to a Proceeding; and (ii) deliver to Spinco a copy of all pleadings, correspondence and other material documents respecting a Proceeding. WDC and its Affiliates and sublicensees shall not enter into any settlement, release, waiver, quitclaim or similar disposition of any Proceeding or Spinco Trademark Claim without first obtaining Spinco’s prior written authorization, and any purported agreement or understanding made by WDC or its Affiliates or sublicensees to such effect in absence of such written authorization shall be void.

3.9 Marking. Unless otherwise expressly specified in the WDC Guidelines or in writing by Spinco, WDC shall, and shall cause its Affiliates and sublicensees to, cause the designation of “®” to be placed adjacent to the versions of the Spinco Group Licensed Trademarks that are federally registered and “TM” or “SM” as appropriate, for any versions of the Spinco Group Licensed Trademarks that are not federally registered, in connection with each use or display of the Spinco Group Licensed Trademarks in connection with goods and services in the United States. In foreign jurisdictions, WDC shall, and shall cause its Affiliates and sublicensees to, follow local rules and Laws, and apply the applicable trademark notices as designated by each such foreign jurisdiction, unless otherwise expressly specified in the WDC Guidelines or in writing by Spinco.

3.10 Certain Agreed-Upon Restrictions. WDC and its Affiliates and sublicensees shall not, on its or their own behalf, or on behalf of any other party, in any country or jurisdiction, register or attempt to register, or otherwise attempt to acquire any rights or ownership interests in or to, any of the Spinco Group Licensed Trademarks or any other service mark, trademark, trade dress, design or trade name which is identical or confusingly similar to any of the Spinco Group Licensed Trademarks without Spinco’s prior written consent. WDC and its Affiliates and sublicensees shall not contest or assist any other party in contesting the validity of the Spinco Group Licensed Trademarks or the Spinco Group’s ownership thereof.

3.11 Effects of Termination. Upon termination of the license rights granted in Section 3.1, all rights to use the Spinco Group Licensed Trademarks shall expire and WDC and its Affiliates and sublicensees shall immediately cease any and all use of the Spinco Group Licensed Trademarks.

3.12 Reservation of Rights by Spinco. All rights not expressly granted by Spinco in this Article III are reserved by Spinco. Without limiting the generality of the foregoing sentence, the Parties acknowledge and agree that nothing in this Agreement shall be construed or interpreted as a grant, by implication or otherwise, of any license to the Spinco Group’s Intellectual Property Rights other than the licenses expressly set forth in Section 3.1. Other than as expressly provided in Section 3.1(d), the WDC Group shall not have the right to grant any sublicenses hereunder.

3.13 Suspension of Rights Under Spinco Group Licensed Trademarks. Without limiting Section 9.7, if Spinco materially breaches any of its obligations under Section 3.3, Section 3.4, Section 3.5, Section 3.6, Section 3.7 or Section 3.9, then, for as long as such breach is ongoing, Spinco may, upon written notice, suspend the licenses and rights granted by Spinco under Section 3.1(a) and Section 3.1(c) with respect to the applicable Trademarks, products or services, until such time as such material breach has been cured.

IV.	PAYMENT OBLIGATIONS AND FORM OF PAYMENTS

4.1 Earned Royalty. Starting after the Spinco Royalty-Free Period or the WDC Royalty-Free Period, as applicable, each Party (as “Licensee”) shall, subject to Section 9.15(c) and Section 9.15(d), according to the terms and conditions of this Article IV, pay to the other Party (as “Licensor”) a royalty (the “Earned Royalty”) of five percent (5%) of Net Sales. Notwithstanding anything to the contrary herein, without limiting Section 2.1(f), no Earned Royalties shall accrue or be payable with respect to any Licensed Product solely as a result of an Internal Use of a Trademark in accordance with the terms and conditions of this Agreement.

4.2 Taxes. Earned Royalties and any other sums payable under this Agreement are exclusive of any taxes, including any direct or indirect taxes, customs duties, levies, fees, excises, tariffs, claims, counterclaims, deductions and demands, and must be paid free and clear of all deductions and withholdings whatsoever, unless the deduction or withholding is required by applicable Law. If any deduction or withholding is required by Law (the “Withholding Taxes”), Licensee shall (a) remit Withholding Taxes to the appropriate tax authority, (b) provide all original receipts or necessary documentation evidencing payment to the relevant government to Licensor, (c) cooperate with Licensor as reasonably requested to support foreign tax credits Licensor may claim attributable to Withholding Taxes, and (d) indemnify Licensor for any foreign tax credits disallowed by a tax authority, including any associated interest and penalties, solely attributable to Licensee’s failure to timely provide the documentation required hereunder. The Parties shall cooperate in good faith to minimize any required deduction or withholding, to the extent consistent with applicable Law.

4.3 Royalty Statements. No later than three (3) weeks following the end of each Quarterly Period, Licensee shall submit or cause to be submitted to Licensor a true and correct statement in writing that includes the following information relevant to the calculation of such Earned Royalties:

(a) the Quarterly Period for which the Earned Royalties were calculated;

(b) the number of Licensed Products sold during such Quarterly Period;

(c) the Net Sales during such Quarterly Period;

(d) the amount of any applicable and documented excise, sale, use or value added taxes, other than income taxes, paid by Licensee due to the sale of the Licensed Products during such Quarterly Period, deductible or due to be deducted from the amount of Earned Royalties due and payable; and

(e) the total net amount of Earned Royalties due and payable for such Quarterly Period.

4.4 Invoicing; Manner of Payment. Promptly following receipt of a royalty statement pursuant to Section 4.3, Licensor shall issue an invoice to Licensee for the amounts due thereunder. Earned Royalties and any other sums payable under this Agreement must be paid within ninety (90) days after the receipt of an invoice from Licensor therefor, in U.S. dollars by wire transfer to a bank account to be designated in writing by Licensor. For the purpose of converting the local currency in which any royalties arise into U.S. dollars, the rate of exchange to be applied will be the rate of exchange in effect for the date when the relevant payment first becomes due as reported in the Wall Street Journal. For the avoidance of doubt, issuing an invoice or accepting a payment does not preclude Licensor from subsequently challenging (a) the validity or accuracy of any royalty statement or (b) the amount of Earned Royalties due and payable hereunder.

4.5 Late Payments. In the event Licensor does not receive payments due under this Agreement by the due date, Licensee shall pay to Licensor interest on the overdue payment from the date such payment was due to the date of actual payment at a rate of 1.5% per month, or if lower, the maximum amount permitted under Law.

4.6 Records and Audits. Licensee shall (and shall cause its Affiliates to) keep complete and accurate books and records showing the description, price, quantity, and date of manufacture and sale, distribution or supply of all Licensed Products manufactured, sold or distributed. Such books and records must be kept separate from any books and records not relating solely to the Licensed Products and be available during normal business hours for inspection and audit by Licensor’s authorized representative, who may take copies of or extracts from the same. If any such inspection or audit shows that any payment is deficient, (a) Licensee shall immediately pay Licensor the deficient amount, including interest calculated in accordance with Section 4.5, and (b) if such payment is found deficient by more than five percent (5%), Licensee shall bear the cost of the audit or inspection and reimburse Licensor for any professional charges incurred. Such inspection and audit right of Licensor remains in effect for a period of two (2) years after the termination of this Agreement.

V.	TERM AND TERMINATION

The term of this Agreement shall commence as of the Effective Date and shall, unless earlier terminated, continue until the expiration of the last to expire of the Spinco Sell-Off Period (if any), WDC Sell-Off Period (if any), Spinco General Trademark License Term, WDC General Trademark License Term and Spinco Internal-Use Trademark Term (if any), as set forth in Section 2.1 and Section 3.1 according to the terms and conditions of this Agreement. This Agreement may be terminated by either Party immediately upon written notice if the other Party materially breaches this Agreement and the breaching Party fails to cure such breach within thirty (30) days of receipt of a written notice specifying the nature of such breach; provided that if the existence of any such material breach is the subject of a good faith Dispute between the Parties, then this Agreement shall not be terminable prior to the resolution of the Second-Level Negotiation Period, in accordance with Section 9.7.

VI.	REPRESENTATIONS AND WARRANTIES

6.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that (a) it has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, (b) the execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action on the part of such Party, (c) this Agreement has been duly and validly executed and delivered by such Party and constitutes legal, valid and binding obligations of such Party enforceable against such Party, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar applicable Laws affecting creditors’ rights generally and by general principles of equity and (d) it has the right to grant the licenses granted by such Party pursuant to this Agreement.

6.2 Disclaimer of Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.1 ABOVE AND EXCEPT AS SET FORTH IN THE SDA, (a) NEITHER WDC NOR SPINCO MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT (INCLUDING THE WDC GROUP LICENSED TRADEMARKS AND THE SPINCO GROUP LICENSED TRADEMARKS), (b) WDC SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE WDC GROUP LICENSED TRADEMARKS AND (c) SPINCO SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SPINCO GROUP LICENSED TRADEMARKS. WITHOUT LIMITING THE FOREGOING, EXCEPT AS SET FORTH IN THE SDA, EACH PARTY SPECIFICALLY DISCLAIMS ANY WARRANTY THAT ANY OF THE THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS USED IN THE FLASH BUSINESS OR THE WDC RETAINED BUSINESS ARE SUBLICENSABLE TO THE OTHER PARTY OR ITS AFFILIATES OR SUBSIDIARIES, AS APPLICABLE.

VII.	INDEMNIFICATION AND LIMITATION OF LIABILITY

7.1 Indemnification. Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its Affiliates and its and their officers, directors, employees, agents, successors and assigns (collectively, “Indemnified Parties”) from and against any and all Losses (as defined in the SDA) arising out of, relating to or resulting from any third-party claims based on (a) the Indemnifying Party’s breach of Article II or Article III this Agreement; (b) in the context of the Indemnifying Party as a licensee of Trademarks hereunder, use of such licensed Trademarks by or on behalf of the Indemnifying Party or its Affiliates or sublicensees after the Effective Date; or (c) in the context of the Indemnifying Party as a licensee of Trademarks hereunder, any products or services of the Indemnifying Party or its Affiliates bearing or commercialized in connection with such licensed Trademarks after the Effective Date, except, in each case, to the extent that such Losses are caused by compliance with the WDC Guidelines or the express written instructions of WDC pursuant to the terms and conditions of Article II (in the case of Spinco as the Indemnifying Party) or by the Spinco Guidelines or the express written instructions of Spinco pursuant to Article III (in the case of WDC as the Indemnifying Party) or are subject to indemnification by the other Party pursuant to this Article VII or the SDA.

7.2 Indemnification Procedures. Upon an Indemnified Party’s receipt of a claim subject to the Indemnifying Party’s obligations under this Article VII, the Indemnified Party shall notify the Indemnifying Party in writing of such receipt; provided that any failure to so notify shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent the Indemnifying Party is materially prejudiced by such failure. In addition, (i) the Indemnifying Party will assume the defense of any such Indemnifiable Claim, and the

Indemnified Party shall reasonably assist and cooperate with such defense, at the Indemnifying Party’s cost and expense; and (ii) the Indemnifying Party must obtain the prior written approval of the Indemnified Party prior to entering into any settlement of any indemnifiable claim hereunder which involves the admission of any guilt, liability or wrongdoing on behalf of the Indemnified Party.

7.3 SUBJECT TO THE TERMS AND CONDITIONS OF THE SDA, NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, EXCEPT WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 7.1 OR A BREACH OF SECTION 9.1 OR ARTICLE VIII, IN NO EVENT SHALL A PARTY OR ITS AFFILIATES BE LIABLE WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY (a) CONSEQUENTIAL, INDIRECT, INCIDENTAL OR SPECIAL DAMAGES OR (b) LOST PROFITS OR LOST BUSINESS, IN THE CASE OF EACH OF (a) AND (b), EVEN IF THE REMEDIES PROVIDED FOR IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE AND EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR PROBABILITY OF SUCH DAMAGES.

VIII.	CONFIDENTIALITY

8.1 Confidential Information. “Confidential Information” means any confidential and proprietary information of a Party, including know-how, trade secrets, algorithms, source code, specifications, methods of processing, techniques, research, development, inventions (whether or not patentable and whether or not reduced to practice), data, ideas, concepts, drawings, designs and schematics.

8.2 Confidentiality Obligations. Each Party (the “Receiving Party”) that receives or otherwise obtains under this Agreement any Confidential Information of the other Party (the “Disclosing Party”) shall, and shall cause its Affiliates to, (a) keep the Disclosing Party’s Confidential Information confidential and not disclose or make available any of the Disclosing Party’s Confidential Information to any third party without the prior written consent of the Disclosing Party (except in accordance with subclause (d) or subclause (e) in this Section 8.2 or in accordance with Section 8.4), (b) use the Disclosing Party’s Confidential Information only as necessary to perform its obligations and exercise its rights under this Agreement, (c) use at least the same degree of care in keeping the Disclosing Party’s Confidential Information confidential as it uses for its own Confidential Information of a similar nature (but in no event less than a reasonable degree of care), (d) limit access to the Disclosing Party’s Confidential Information to its Affiliates and its authorized sublicensees who have a need to access or know such Confidential Information for the purpose of exercising such Affiliate’s rights under this Agreement; provided that such Affiliate or sublicensee (other than any customer or end user of either Party) is bound in writing to confidentiality obligations at least as protective of the Disclosing Party’s Confidential Information as the confidentiality provisions of this Agreement, and (e) limit access to the Disclosing Party’s Confidential Information to its directors, employees, agents, consultants, advisors, Affiliates, sublicensees and contractors (“Representatives”) who have a need to access or know such Confidential Information for the purpose of the Receiving Party’s exercise of its rights under this Agreement; provided that such Representatives are bound in writing to confidentiality obligations at least as protective of the Disclosing Party’s Confidential Information as the confidentiality provisions of this Agreement.

8.3 Exceptions. The Receiving Party shall not be obligated under Section 8.2 above with respect to any information the Receiving Party can document (a) is or, through no improper action or inaction by the Receiving Party or any of its Representatives, becomes generally available and known to the public, (b) was rightfully in its possession or known by it without any obligation of confidentiality prior to receipt from the Disclosing Party, (c) was rightfully disclosed to it without restriction by a third party that, to the Receiving Party’s knowledge, was authorized to make such disclosure, (d) was independently developed by the Receiving Party without the use of or reference to any Confidential Information of the Disclosing Party or (e) is disclosed by the Disclosing Party to a third party without restriction on such third party’s rights to disclose or use the same.

8.4 Disclosure Required by Law. In the event the Receiving Party is requested or required by Law or judicial process to disclose any Confidential Information of the Disclosing Party, the Receiving Party shall, if legally permitted, provide reasonable advance written notice to the Disclosing Party of such request or requirement so that the Disclosing Party may seek confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise). If, in the absence of a protective order, other confidential treatment or waiver under this Agreement, the Receiving Party is advised by its legal counsel that it is legally required to disclose such Confidential Information, the Receiving Party may disclose such Confidential Information without liability under this Article VIII; provided, however, that the Receiving Party exercises commercially reasonable efforts to obtain reliable assurances that confidential treatment will be accorded any such Confidential Information prior to its disclosure and discloses only the minimum amount of such Confidential Information necessary to comply with such legal requirement.

8.5 Disclosure in Connection with Due Diligence. A Party may provide this Agreement to any third party (subject to appropriate confidentiality obligations) if required to do so in connection with any diligence for any actual or potential bona fide business transaction with such third party related to the subject matter of this Agreement (including an acquisition, divestiture, merger, consolidation, asset sale, financing or public offering).

IX.	MISCELLANEOUS

9.1 Assignment.

(a) Subject to the restrictions set forth below, (i) either Party may assign or delegate this Agreement, in whole or in part, without the prior written consent of the other Party in connection with a merger, acquisition, consolidation, reorganization or sale of all or substantially all of the assets of a Party (whether by operation of law or otherwise), with written notice of such assignment to the other Party within thirty (30) days after the effective date of such assignment, (ii) in the event either Party sells or otherwise transfers (whether by sale of assets, merger or otherwise) one or more lines of products or services licensed under this Agreement (each a “Divested Product Line”) to a third party (“Product Line Acquirer”), such Party may assign the rights and license granted to such Party in Article II or Article III (as applicable) hereunder to such Product Line Acquirer; provided, however, the rights and licenses granted to the Product Line Acquirer shall not extend to any products or services of another entity including from the Product Line Acquirer, and (iii) in the event a Party divests itself of a Subsidiary (the “Divested Subsidiary”) to a third party (“Divested Subsidiary Acquirer”), upon written notice to the other Party, such Party may assign the rights and license granted to such Party in Article II or Article III (as applicable) hereunder to such Divested Subsidiary; provided, however, the rights and licenses granted to the Divested Subsidiary shall not extend to any products or services transferred into the Divested Subsidiary from another entity including from the Divested Subsidiary Acquirer. Except as set forth herein above, neither Party may assign this Agreement (or any of its rights or obligations under this Agreement) without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Except as set forth herein above, any attempted assignment or delegation of this Agreement or any of such rights or obligations by any Party without the prior written consent of the other Party shall be void and of no effect. Any purported assignment or transfer in violation of this Section 9.1 shall be null and void ab initio.

(b) Each Party agrees that all of the licenses granted by it hereunder shall run with the applicable Intellectual Property Rights licensed by such Party hereunder (“Intellectual Property Rights Obligations”) that are assigned or otherwise transferred to a third party. Each Party shall ensure that any assignee, transferee or successor to any of such Intellectual Property Rights (including the acquiring or surviving entity in connection with any acquisition or other change of control of either Party), or any other entity (such as an exclusive licensee) that obtains any proprietary or enforcement rights with respect to any such Intellectual Property Rights, is notified in advance of such assignment, transfer or grant, to acquire such Intellectual Property Rights subject to any and all applicable Intellectual Property Rights Obligations (including the obligation to provide such notice to any subsequent assignee, transferee, successor or grantee).

9.2 Binding Effect. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and their permitted successors and assigns) any power, right, privilege or remedy of any nature whatsoever under or by reason of this Agreement.

9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed; or (d) if sent by email transmission after 6:00 p.m. recipient’s local time, the Business Day following the date of transmission when receipt is confirmed:

If to WDC:

c/o Western Digital Corporation

5601 Great Oaks Parkway

San Jose, CA 95119

Attn: Cynthia Tregillis

Email: cynthia.tregillis@wdc.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue Suite 1400

Palo Alto, CA 94301

Attn: Thomas J. Ivey and Christopher J. Bors

Email: thomas.ivey@skadden.com and christopher.bors@skadden.com

If to Spinco:

c/o Sandisk Corporation

951 Sandisk Drive

Milpitas, CA 95035

Attn: Bernard Shek

Email: bernard.shek@sandisk.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Attn: Thomas J. Ivey and Christopher J. Bors

Email: thomas.ivey@skadden.com and christopher.bors@skadden.com

9.4 Entire Agreement. This Agreement, including any schedules and amendments hereto and thereto, and the other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings, both written and oral, between the Parties with respect to such subject matter hereof and thereof.

9.5 Amendment and Waiver.

(a) This Agreement may be amended or supplemented in any and all respects and any provision of this Agreement may be waived; provided, however, that any such waiver shall be binding upon a Party, only if such waiver is set forth in a writing executed by such waiving Party bound thereby, and any such amendment or supplement shall be effective only if set forth in a writing executed by each of the Parties; and any such waiver, amendment or supplement shall not be applicable or have any effect except in the specific instance in which it is given. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend, supplement or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) Notwithstanding the foregoing, no failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 9.5(a) and shall be effective only to the extent in such writing specifically set forth.

9.6 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any situation in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.7 Disputes.

(a) All disputes and other controversies arising out of or relating to this Agreement or the breach, termination or validity thereof, including all issues relating to a Person’s ownership of or right to use any Intellectual Property Rights under this Agreement (each, a “Dispute”), shall be finally resolved in accordance with the procedures set forth in this Section 9.7.

(b) At such time as a Dispute arises, any Party may deliver notice of such Dispute in accordance with Section 9.3 (a “Dispute Notice”). Upon delivery of a Dispute Notice, the Dispute (unless concerning a Material Issue) will be referred to the designated representatives of the Parties set forth in Schedule 9.7(b) (the “First-Level Negotiators”) for good faith discussion and negotiations for a period of thirty (30) days from the date of receipt by a Party of the Dispute Notice (such period, including any extension thereof mutually agreed to by the Parties in writing, the “First-Level Negotiation Period”); provided that (i) if the Dispute concerns a Material Issue or (ii) the First-Level Negotiators are unable to resolve the Dispute to each Party’s satisfaction during the First-Level Negotiation Period, the Dispute will be referred to the senior management of the Parties (the “Second-Level Negotiators”) for good faith discussion and negotiations for a period of thirty (30) days from the date of receipt by a Party of the Dispute Notice regarding the Material Issue or the expiration of the First-Level Negotiation Period, as applicable (such period, including any extension thereof mutually agreed to by the Parties in writing, the “Second-Level Negotiation Period”). The Parties shall use commercially reasonable efforts to resolve any Dispute during the First-Level Negotiation Period and Second-Level Negotiation Period, as applicable. Any resolution by the First-Level Negotiators or Second-Level Negotiators that is reduced to writing and executed by the First-Level Negotiators or Second-Level Negotiators, as applicable, shall be final and binding on the Parties. If, and only if, the Second-Level Negotiators do not reach a mutually acceptable written resolution of the Dispute by the end of the Second-Level Negotiation Period, without limiting any right of a Party to terminate this Agreement pursuant to Article V, either Party may seek resolution of the Dispute through the courts pursuant to Section 9.8.

(c) All offers, promises, conduct and statements, whether oral or written, made in the course of the Negotiation Period by any of the Parties or their agents, employees, experts or attorneys are confidential, privileged and inadmissible for any purpose, including impeachment, in any court proceeding involving the Parties; provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-disclosable as a result of its use in the negotiation.

9.8 Governing Law; Specific Performance; Forum.

(a) This Agreement and the consummation of the transactions contemplated hereby, and any Dispute or Action (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement and the consummation of the transactions contemplated hereby, or the negotiation, validity, interpretation, performance, breach or termination of this Agreement and the consummation of the transactions contemplated hereby, shall be governed by and construed in accordance with the internal law of the State of Delaware, regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

(b) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy. Nothing in this Agreement shall be deemed a waiver by any Party of any right to specific performance or injunctive relief. The Parties understand and agree that the covenants and agreements on each of their parts herein contained are uniquely related to the desire of the Parties and their respective Affiliates to consummate the transactions contemplated hereby, that the transactions contemplated hereby are a unique business opportunity at a unique time for each of WDC and Spinco and their respective Affiliates, and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms, and further agree that, although monetary damages may be available for the breach of such covenants and agreements, monetary damages would be an inadequate remedy therefor. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).

(c) Each of the Parties further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.8 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder, brought by the other Party or its respective successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement: (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.8; (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) to the fullest extent permitted by applicable Law, any claim that: (x) the suit, action or proceeding in such court is brought in an inconvenient forum; (y) the venue of such suit, action or proceeding is improper; or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such Dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals. The Parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such court. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.9 Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR LEGAL PROCEEDING (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.10 Construction; Interpretation.

(a) For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) As used in this Agreement, the words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) The measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(f) As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(g) As used in this Agreement, the word “will” shall be deemed to have the same meaning and effect as the word “shall.”

(h) As used in this Agreement, the terms “or,” “any” or “either” are not exclusive and shall be deemed to be “and/or.”

(i) As used in this Agreement, references to “written” or “in writing” include in electronic form.

(j) As used in this Agreement, references to the “date hereof” are to the date of this Agreement.

(k) Except as otherwise indicated, all references in this Agreement to “Sections,” “Articles” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Schedules to this Agreement.

(l) As used in this Agreement, the terms “or,” “any” or “either” are not exclusive.

(m) Except as otherwise indicated, all references in this Agreement to “Sections” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement.

(n) The section and other headings and subheadings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction, meaning or interpretation of this Agreement. The preamble and the recitals set forth at the beginning of this Agreement are incorporated by reference into and made a part of this Agreement.

(o) Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.

(p) All references to statutes shall include all regulations promulgated thereunder, and all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations.

9.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation of a contract and each such Party forever waives any such defense.

9.12 No Third-Party Rights. Except as specifically provided in the SDA or any Ancillary Agreement, except for the provisions of Article VII with respect to indemnification of the Indemnified Parties, which is intended to benefit and be enforceable by the Persons specified therein as the Indemnified Parties, this Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns and is not intended, and shall not be deemed, to (a) create any agreement of employment with any person, (b) confer on third parties (including any employees of the Parties and their respective Groups) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement, or (c) otherwise create any third-party beneficiary hereto.

9.13 Ancillary Agreement. The Parties hereby acknowledge and agree that nothing in this Agreement (including any breach hereof) shall affect any obligation of any Party under the SDA or the other Ancillary Agreements.

9.14 Early Termination. This Agreement shall terminate (with absolutely no surviving rights or obligations with respect to either Party) without further action at any time before the Distribution upon termination of the SDA. If so terminated, no Party shall have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the SDA, it being understood that this Section 9.14 shall not be deemed to limit or modify the provisions of Section 9.8 of the SDA (Termination).

9.15 Survival.

(a) The covenants in this Agreement that by their terms are to be performed following the Separation Time will survive each of the Internal Restructuring and the Distribution and will remain in full force and effect in accordance with their terms.

(b) The rights and obligations of the Parties set forth in the following provisions of this Agreement shall survive any termination or expiration of this Agreement (except pursuant to Section 9.14 (Early Termination)): Article I (Definitions), Section 2.11 (Effects of Termination), Section 3.11 (Effects of Termination), Section 6.2 (Disclaimer of Warranties), Article VII (Indemnification), Article VIII (Confidentiality) and Article IX (Miscellaneous).

(c) In the event that WDC terminates this Agreement pursuant to Article V in response to a material uncured breach of this Agreement by Spinco, (i) the licenses and rights granted by WDC under Section 2.1(a), Section 2.1(c) and Section 2.1(d) shall immediately terminate and (ii) the licenses and rights granted by Spinco under Section 3.1(a) and Section 3.1(c) survive in accordance with their terms as set forth in this Agreement.

(d) In the event that Spinco terminates this Agreement pursuant to Article V in response to a material uncured breach of this Agreement by WDC, (i) the licenses and rights granted by Spinco under Section 3.1(a) and Section 3.1(c) shall immediately terminate and (ii) the licenses and rights granted by WDC under Section 2.1(a), Section 2.1(c) and Section 2.1(d) survive in accordance with their terms as set forth in this Agreement.

(e) Additionally, each Party acknowledges and agrees that any termination or expiration of this Agreement shall not release a Party from any liability or obligation that already has accrued as of the effective date of such termination or expiration nor not constitute a waiver or release of, or otherwise be deemed to adversely affect, any rights, remedies or claims which a Party may have hereunder, at law, in equity or otherwise, or which may arise out of or in connection with such termination or expiration.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the Effective Date.

WESTERN DIGITAL CORPORATION

By:	/s/ Wissam Jabre
Name: Wissam Jabre
Title: Executive Vice President and Chief Financial Officer

SANDISK CORPORATION

By:	/s/ David V. Goeckeler
Name: David V. Goeckeler
Title: Chief Executive Officer

[Signature Page to the Intellectual Property Cross-License Agreement]